Exhibit 99.1

nLIGHT, Inc. Announces Second Quarter 2019 Results
Revenues of $48.0 million and gross margin of 33.0% for the second quarter of 2019

VANCOUVER, Wash., August 5, 2019 - nLIGHT, Inc. (Nasdaq: LASR), a leading provider of high-power semiconductor and fiber lasers used in the industrial, microfabrication, and aerospace and defense markets, today reported financial results for the second quarter of 2019.

“During the quarter we saw growing customer interest in Corona, our programmable fiber laser solution, which contributed to the continued growth of our industrial end market outside of China,” commented Scott Keeney, nLIGHT’s President and Chief Executive Officer. “Within the Chinese industrial market, we began ramping sales of our 12kW fiber laser. These developments helped us execute to the financial outlook we provided back in May, despite a challenging environment in China.

“Sales in our microfabrication end market increased following a slower first quarter and aerospace and defense again delivered strong year-over-year growth. Our differentiated technology in each of our end markets positions us well for the favorable long-term trends we see in the adoption of high-power laser-based solutions.”

Second Quarter 2019 Financial Highlights

	Three Months Ended June 30,
(In thousands, except percentages)	2019	2018	% Change
Revenues	$48,048	$51,705	(7.1)%
Gross margin	33.0%	34.2%
Income from operations	$805	$5,549	(85.5)%
Operating margin	1.7%	10.7%
Net income (loss)	$(155)	$4,653	(103.3)%
Adjusted EBITDA(1)	$5,455	$8,527	(36.0)%
Adjusted EBITDA, as percentage of revenues	11.4%	16.5%
(1) A reconciliation of the non-GAAP information provided here to the most directly comparable GAAP metric has been provided in the financial statement tables included in this release.

Revenues of $48.0 million for the second quarter of 2019 were down 7.1% compared to $51.7 million for the second quarter of 2018. Gross margin was 33.0% for the second quarter of 2019 compared to 34.2% for the second quarter of 2018. GAAP net loss for the second quarter of 2019 was $(0.2) million, or net loss of $0.00 per diluted share, compared to net income of $4.7 million, or net income of $0.11 per diluted share, for the second quarter of 2018. Excluding the impact of stock-based compensation and assuming the conversion of all outstanding convertible preferred stock in the period to common stock, non-GAAP net income for the second quarter of 2019 was $2.2 million, or non-GAAP net income of $0.05 per diluted share, compared to non-GAAP net income of $5.5 million, or non-GAAP net income of $0.14 per diluted share, for the second quarter of 2018.

Outlook
For the third quarter of 2019, nLIGHT expects revenues to be in the range of $42.0 million to $46.0 million, gross margin to be in the range of 29.0% to 32.0%, and Adjusted EBITDA to be in the range of $2.0 million to $4.0 million.

Investor Conference Call at 2:00 p.m. Pacific Time, Monday, August 5, 2019

Parties interested in listening to nLIGHT’s quarterly conference call may do so by dialing 1-833-535-2198 (U.S., toll-free) or +1-412-902-6775 (international and toll), with the conference title: nLIGHT Second Quarter 2019 Earnings. The call can also be accessed via the web by going to nLIGHT’s Investor Relations page at http://nlight.net/company/investors.

Use of Non-GAAP Financial Results

In addition to U.S. GAAP results, this press release also contains non-GAAP financial results, including Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share, basic and diluted. Adjusted EBITDA, a non-GAAP financial metric, is used to help us evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions. In addition to our results determined in accordance with GAAP, we believe Adjusted EBITDA is a meaningful measure of performance as it is commonly utilized by us and the investment community to analyze operating performance in our industry. Similarly, we believe that providing non-GAAP net income and non-GAAP net income per share, basic and diluted, is useful to our investors as it gives effect to both the conversion of all outstanding preferred stock to common stock, which occurred immediately prior to the closing of nLIGHT’s initial public offering on April 30, 2018, as well as removing the effect of stock-based compensation expense, which we believe to be an informative view of our results during the period.

We define Adjusted EBITDA as net income adjusted for income tax expense, other non-operating expense or income, interest expense or income, depreciation and amortization, stock-based compensation and other special items as determined by management, as applicable. We define non-GAAP net income as GAAP net income adjusted for stock-based compensation. We define non-GAAP net income per share, basic and diluted, as non-GAAP net income divided by preferred and common weighted-average shares outstanding during the respective period plus the dilutive effect of any common stock equivalents during the period, if applicable.

Tables presenting the reconciliation of net income to Adjusted EBITDA, as well as the reconciliation of net income and net income per share, basic and diluted to non-GAAP net income and non-GAAP net income per share, basic and diluted, the two most directly comparable GAAP financial metrics, are included at the end of this press release.

We have not reconciled expectations of net income to Adjusted EBITDA because unrealized and realized foreign exchange gains and losses cannot be reasonably calculated or predicted nor can the probable significance be determined at this time. Accordingly, a reconciliation is not available without unreasonable effort.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions may identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected revenues, gross margin, and Adjusted EBITDA, our expectations to grow faster than the overall high-power laser market, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements, including but not limited to: (1) our ability to generate sufficient revenues to achieve or maintain profitability in the future as our operating costs increase, (2) the risk that our revenue growth rate in recent periods may not be indicative of our future performance, (3) downturns in the markets we serve could materially adversely affect our revenues and profitability, (4) our high levels of fixed costs and inventory levels may harm our gross profits and results of operations in the event that demand for our products declines or we maintain excess inventory levels, (5) the competitiveness of the markets for our products, (6) our substantial sales and operations in China, which expose us to risks inherent in doing business there, (7) the effect of potential tariffs and global trade policies on the cost of our products, (8) our manufacturing capacity and operations may not be appropriate for future levels of demand, (9) our reliance on a small number of customers for a significant portion of our revenues and (10) the risk that we may be unable to protect our proprietary technology and intellectual property rights. Additional information concerning these and other factors can be found in nLIGHT's filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of nLIGHT's Annual Report on Form 10-K or subsequent filings with the Securities and Exchange Commission. nLIGHT undertakes no obligation to update publicly or revise any forward-looking statements contained herein to reflect future events or developments, except as required by law.

The nLIGHT logo, “nLIGHT,” and “Corona” are registered trademarks or trademarks of nLIGHT, Inc. in various jurisdictions.

About nLIGHT

nLIGHT, Inc. is a leading provider of high-power semiconductor and fiber lasers for industrial, microfabrication, aerospace and defense applications. Our lasers are changing not only the way things are made but also the things that can be made. Headquartered in Vancouver, Washington, nLIGHT employs over 1,100 people with operations in the U.S., China and Finland. For more information, please visit www.nlight.net.

For more information, contact:
Jason Willey
Investor Relations and Corporate Development
nLIGHT, Inc.
(360) 567-4890
jason.willey@nlight.net

nLIGHT, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues	$48,048	$51,705	$89,909	$94,172
Cost of revenues(1)	32,177	34,026	60,524	61,764
Gross profit	15,871	17,679	29,385	32,408
Operating expenses:
Research and development(1)	6,494	4,898	12,916	9,181
Sales, general, and administrative(1)	8,572	7,232	16,716	13,470
Total operating expenses	15,066	12,130	29,632	22,651
Income (loss) from operations	805	5,549	(247)	9,757
Other income (expense):
Interest income (expense), net	740	(6)	1,490	(225)
Other income (expense), net	(907)	(42)	(87)	34
Income before income taxes	638	5,501	1,156	9,566
Income tax expense	793	848	2,546	1,997
Net income (loss)	$(155)	$4,653	$(1,390)	$7,569
Less: Income allocated to participating securities	—	(1,499)	—	(4,415)
Net income (loss) attributable to common stockholders	$(155)	$3,154	$(1,390)	$3,154
Net income (loss) per share, basic	$—	$0.13	$(0.04)	$0.23
Net income (loss) per share, diluted	$—	$0.11	$(0.04)	$0.17
Shares used in per share calculations:
Basic	37,065	24,491	36,880	13,761
Diluted	37,065	29,756	36,880	18,797

(1)Includes stock-based compensation as follows:
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Cost of revenues	$267	$62	$476	$84
Research and development	711	200	1,269	225
Sales, general and administrative	1,403	544	2,545	659
	$2,381	$806	$4,290	$968

nLIGHT, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$142,661	$149,478
Accounts receivable, net	30,752	26,528
Inventory	42,285	35,329
Prepaid expenses and other current assets	4,107	7,286
Total current assets	219,805	218,621
Property and equipment, net	24,650	21,462
Intangible assets, net	2,971	2,686
Goodwill	1,387	1,387
Other assets	6,776	5,974
Total assets	$255,589	$250,130

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,360	$12,068
Accrued liabilities	10,693	10,708
Deferred revenues	582	720
Current portion of long-term debt	78	91
Total current liabilities	24,713	23,587
Non-current income taxes payable	6,854	6,472
Long-term debt	17	18
Other long-term liabilities	2,068	2,270
Total liabilities	33,652	32,347
Stockholders' equity:
Preferred stock - par value	—	—
Common stock - par value	15	15
Additional paid-in capital	329,982	324,656
Accumulated other comprehensive loss	(2,100)	(2,157)
Accumulated deficit	(105,960)	(104,731)
Total stockholders’ equity	221,937	217,783
Total liabilities and stockholders’ equity	$255,589	$250,130

nLIGHT, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$(1,390)	$7,569
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,205	2,936
Amortization	1,276	1,182
Provision for losses on accounts receivable	33	183
Stock-based compensation	4,290	968
Loss on disposal of property and equipment	5	11
Changes in operating assets and liabilities:
Accounts receivable, net	(4,334)	(8,711)
Inventory	(6,987)	(5,644)
Prepaid expenses and other current assets	3,192	(3,458)
Other assets	(1,800)	(1,226)
Accounts payable	1,111	3,539
Other changes	216	306
Net cash used in operating activities	(1,183)	(2,345)
Cash flows from investing activities:
Purchases of property, equipment and intangibles	(6,916)	(5,789)
Proceeds from sale of property and equipment	—	8
Net cash used in investing activities	(6,916)	(5,781)
Cash flows from financing activities:
Principal payments on debt and capital leases	(50)	(74)
Proceeds from public offering, net of offering costs	—	101,486
Proceeds from employee stock plan purchases	762	—
Proceeds from stock option exercises	915	123
Tax payments related to stock award issuances	(480)	—
Net cash provided by financing activities	1,147	101,535
Effect of exchange rate changes on cash	135	(371)
Net increase (decrease) in cash and cash equivalents	(6,817)	93,038
Cash and cash equivalents, beginning of period	149,478	36,687
Cash and cash equivalents, end of period	$142,661	$129,725

nLIGHT, Inc.
Reconciliation of GAAP Financial Metrics to Non-GAAP
(In thousands, except per share data)
(Unaudited)

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income (loss)	$(155)	$4,653	$(1,390)	$7,569
Income tax expense	793	848	2,546	1,997
Other (income) expense, net	907	42	87	(34)
Interest (income) expense, net	(740)	6	(1,490)	225
Depreciation and amortization	2,269	2,172	4,481	4,118
Stock-based compensation	2,381	806	4,290	968
Adjusted EBITDA	$5,455	$8,527	$8,524	$14,843

Reconciliation of GAAP to Non-GAAP Net Income, and GAAP to Non-GAAP Net Income per Share, Basic and Diluted

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income (loss)	$(155)	$4,653	$(1,390)	$7,569
Add back:
Stock-based compensation(1)	2,381	806	4,290	968
Non-GAAP net income	2,226	5,459	2,900	8,537

GAAP weighted average shares outstanding	37,065	24,491	36,880	13,761
Assumed conversion of convertible preferred stock to common stock	—	7,940	—	16,291
Non-GAAP weighted average number of shares, basic	37,065	32,431	36,880	30,052
Dilutive effect of common stock equivalents	4,391	5,265	4,487	5,036
Non-GAAP weighted average number of shares, diluted	41,456	37,696	41,367	35,088

Non-GAAP net income per share, basic	$0.06	$0.17	$0.08	$0.28
Non-GAAP net income per share, diluted	$0.05	$0.14	$0.07	$0.24
(1) There is no income tax effect related to the stock-based compensation adjustment due to the full valuation allowance in the U.S.